Exhibit (k)(11)

Execution copy

PBI Agreement

This agreement (including all terms, schedules, supplements and exhibits attached hereto, this “PBI Agreement”) is entered into between the customer specified below (“Customer”) and BNP PARIBAS Prime Brokerage InternationaL, LTD. (“PBI”), BNP Paribas, acting through its New York branch (“BNPP NY”, and together with PBI, the “Arranged Financing Entities”). The Agreement sets forth the terms and conditions on which PBI will open and maintain Accounts for prime brokerage and other products and otherwise transact business with Customer. Customer and BNP Paribas Securities Corp (“BNPP PB”), on behalf of itself and as agent for the BNPP Entities, have also entered into a U.S. Prime Brokerage Agreement (the “U.S. PB Agreement”) for the provision of certain securities related services.

All terms, provisions and agreements set forth in the agreements listed below are hereby incorporated herein by reference with the same force and effect as though fully set forth herein, all of which taken together shall constitute a single, integrated agreement.

(a)	Account Agreement attached as Exhibit A to the U.S. PB Agreement, substituting (i) “BNP PARIBAS SECURITIES CORP.” or “BNPP PB” as used in the Account Agreement with “BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LTD.” or “PBI”, as the case may be; (ii) “BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LTD.” with “BNP PARIBAS SECURITIES CORP.” in the definitions of “Contract” and “BNPP Entities” and in Section 16(c); and (iii) “PBI AGREEMENT” with “U.S. PB AGREEMENT”.

(b)	Rehypothecation Agreement attached as Exhibit C to the U.S. PB Agreement, substituting “BNP PARIBAS SECURITIES CORP.” or “BNPP PB” as used in the Account Agreement with “BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LTD.” or “PBI”, as the case may be;

(c)	Custody Terms, attached as Exhibit A hereto;

(d)	Arranged Financing Terms, attached as Exhibit B hereto; for long-side arranged financing;

(e)	Master Securities Loan Agreement (2000 Version), as published at http://www.sifma.net/agrees/master_securities_loan_agreement_2000_version.pdf for short-side arranged financing between the Customer and PBI (the “PBI MSLA”) and

IN WITNESS WHEREOF, the parties have caused this PBI Agreement to be duly executed and delivered as of October 9, 2018.

BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LTD.

By:	/s/ Jeffrey Lowe
Name: Jeffrey Lowe
Title: Managing Director

By:	/s/ Robert Luzzo
Name: Robert Luzzo
Title: Managing Director

BNP PARIBAS, acting through its New York Branch

By:	/s/ Jeffrey Lowe
Name: Jeffrey Lowe
Title: Managing Director

By:	/s/ Robert Luzzo
Name: Robert Luzzo
Title: Managing Director

FS Multi Alternative Credit LLC
Name of Customer
By its Sole Member, FS Multi-Alternative Income Fund

By:	/s/ Edward T. Gallivan, Jr.
Name: Edward T. Gallivan, Jr.
Title: Chief Financial Officer

Delaware
Jurisdiction of organization
Limited Liability Company
Type of organization
201 Rouse Blvd., Philadelphia, PA 19112
Place of business / chief executive office
7046723
Organizational identification number

Exhibit A to PBI Agreement – Custody Terms

The Custody Terms (the “Custody Terms”) are entered into between Customer and BNP PARIBAS, acting through its NEW YORK BRANCH (“BNPP NY”). Customer and BNP Paribas Securities Corp. (“BNPP PB”), on behalf of itself and as agent for the BNPP Entities, have also entered into a U.S. Prime Brokerage Agreement (the “U.S. PB Agreement”) for the provision of certain securities related services. The following provisions apply where BNPP NY is acting as custodian of Collateral (but do not apply to any assets (i) which are held by State Street Bank and Trust Company (including any successor custodian thereto, the “Custodian”) pursuant to the Special Custody and Pledge Agreement between Customer, Custodian and PBI or the Special Custody and Pledge Agreement between Customer, Custodian and BNPP PB and (ii) in respect of which a BNPP Entity has exercised the rights to hypothecate and use the assets in accordance with Section 4 of the Account Agreement as incorporated by reference into the U.S. PB Agreement). All capitalized terms used but not defined herein shall have the meanings set forth in the U.S. PB Agreement.

1.	Customer hereby appoints BNPP NY as its custodian to hold certain stocks, shares, options, bonds, debentures, notes, other similar instruments and securities, and other financial assets (the “Securities”), cash and other investment property and assets of the Customer, and shall, open and maintain one or more custody accounts (the "Securities Account") in such name or names as Customer may, from time to time, direct; and will accept for safekeeping and for credit to the Securities Account, in accordance with the terms hereof. The parties agree that the Securities Account is a “securities account” within the meaning of Article 8 of the UCC.

2.	BNPP NY may hold Collateral through a custodian which is a BNPP Entity, and accepts the same level of responsibility to Customer for any default of such BNPP Entity or nominee controlled by it as BNPP NY itself owes to Customer for the safe custody of the Collateral. Notwithstanding anything in this PBI Agreement to the contrary, BNPP NY may execute any of its duties and rights hereunder by or through agents (which may include affiliates). BNPP NY shall not be liable for the acts or omissions of any agent selected by it with reasonable care.

3.	BNPP NY is authorized to make payments to itself or others for fees and expenses of handling the Securities Account and Collateral credited into the Securities Account, provided that all such payments shall be accounted for Customer. Each relevant BNPP Entity shall pay BNPP NY for services rendered by BNPP NY as may be separately agreed by the parties.

4.	As set forth in the U.S. PB Agreement, in order to secure the due and punctual payment in full of (i) all present and future obligations of the Customer to the BNPP Entities that (i) arise under this PBI Agreement or the U.S. PB Agreement, (ii) related to the purchase, sale, borrowing or loan of securities or other property involving Customer and any BNPP Entity, or (iii) arise under or in connection with any and all other agreements, instruments, or other documents to which Customer and any BNPP Entity are parties, the Customer hereby pledges, transfers and assigns to the BNPP Entities, and grants to the BNPP Entities a continuing first priority security interest in, a general lien upon and a right of set-off with power of sale against, all of Customer's right, title and interest in and to all assets of the Securities Account.

5.	BNPP NY is entitled to receive and collect all income, dividends, distributions, cash equivalent payments and principal with respect to the Collateral credited to the Securities Account and to credit the same to the Securities Account.

6.	Collateral in the form of registrable securities will be registered as BNPP NY may direct in the name of a nominee company controlled by BNP Paribas or by another BNPP Entity or by an approved depositary.

7.	BNPP NY need not notify Customer of any corporate actions, including any events concerning takeovers, other offers or capital reorganisations or voting, conversion and subscription rights relating to Collateral. If instructions are received by BNPP NY within sufficient time, it will use reasonable endeavours to ensure that Customer has the benefit of all corporate actions attached to the Collateral, although the benefit of such actions cannot be guaranteed.

8.	All voting rights in respect of the securities will be exercisable only at the direction of Customer. BNPP NY may take any nondiscretionary action on mandatory corporate actions.

BNPP NY will not be liable to Customer for any losses suffered as a result of the benefit of corporate actions not being obtained or voting rights not being exercised provided that BNPP NY has used all reasonable endeavours to forward Customer’s instructions to the appropriate recipient.

9.	Where Collateral has been pooled with assets of other customers, Customer shall be treated as the beneficial owner of such proportion of the relevant securities, as the number of its securities bears to the total number of securities held. In this case Customer’s redelivery rights in respect of the securities are not in specie but rather in respect of securities of the same number, class, denomination and issue as those originally deposited with BNPP NY. Entitlements to shares and any other benefits including cash proceeds arising from corporate actions will be distributed amongst the clients for whom BNPP NY holds the pooled securities in the same proportions as the respective holdings of clients of BNPP NY who have given identical instructions in connection with the relevant corporate action in relation to their holdings of the pooled securities.

10.	Customer will receive periodic statements of account providing details of the Collateral (“Statements”) at intervals agreed with Customer and at least annually. The basis on which assets shown on these Statements will be valued at the market price of such assets on the date(s) shown on the Statement based on information received by BNPP NY from reputable pricing sources.

11.	Customer authorises BNPP NY to act on instructions from BNPP PB and other BNPP Entities in respect of the Collateral.

12.	BNPP NY nor any BNPP Entity shall be liable for any expense, claim, loss or damage suffered by Customer or any other person arising out of or caused by any delay in, or failure of, performance by BNPP NY, in whole or in part, arising out of or caused by any change in law, order or ruling by any governmental entity, or other regulation or the enactment or coming into force of any law or other regulations, in each case applicable to BNPP NY and which has the effect of preventing, impairing or otherwise prejudicing BNPP NY from complying with all or any part of its obligations under this PBI Agreement and Customer hereby waives, releases and agrees not to sue upon any such claim for such damages, except to the extent any such expense, claim, loss or damage is the result of BNPP NY’s or any BNPP Entities’ gross negligence, fraud or wilful misconduct.

13.	Reserved.

14.	Notwithstanding anything to the contrary in the U.S. PB Agreement, Customer expressly grants BNPP NY the right, without notice to Customer, (i) to hold and re-register the Collateral held in the Securities Account in its own name or in another name other than Customer’s and to pledge, repledge, hypothecate, rehypothecate, sell or otherwise transfer or use any amount of the Collateral, separately or together with other amounts of the Collateral, for the sum due to BNPP NY, BNPP PB or any other BNPP Entity or for a greater amount and for a period longer than the Obligations with respect to which such Collateral was pledged, and without retaining in BNPP NY’s possession and control for delivery a like amount of similar Collateral and (ii) to use or invest cash Collateral at its own risk. Subject to Applicable Law, BNPP NY is authorized to lend or re-lend, to other BNPP Entities as brokers or to others, any Collateral held by BNPP NY together with all attendant right of ownership.

15.	The provisions of the Custody Terms shall be governed by and construed in accordance with the laws of New York.

Exhibit B to PBI Agreement – Arranged Financing Terms

The Arranged Financing Terms (the “Arranged Financing Terms”) are entered into between Customer and BNP Paribas Prime Brokerage International, Ltd. (“PBI”), BNP Paribas, acting through its New York branch (“BNPP NY”, and together with PBI, the “Arranged Financing Entities”). The Arranged Financing Terms set forth the terms and conditions on which the Arranged Financing Entities will open and maintain margin accounts (the “Accounts”) for and otherwise transact business with Customer. Customer and BNP Paribas Securities Corp. (“BNPP PB”), on behalf of itself and as agent for the BNPP Entities, have also entered into a U.S. Prime Brokerage Agreement (the “U.S. PB Agreement”) for the provision of certain securities related services. All capitalized terms used but not defined herein shall have the meanings set forth in the U.S. PB Agreement.

1.		The U.S. PB Agreement -

	(a)	All capitalized terms used but not defined herein shall have the meanings set forth in the U.S. PB Agreement. For the avoidance of doubt, the Arranged Financing Terms is a “Contract” as defined in the U.S. PB Agreement and all obligations of Customer to PBI arising hereunder or in connection with any Loan (as defined below) are “Obligations” as defined in the U.S. PB Agreement.

	(b)	Customer specifically agrees that PBI is entitled to the rights and remedies accorded to the BNPP Entities under the U.S. PB Agreement. Customer specifically acknowledges that the Arranged Financing Entities are pledgees under that U.S. PB Agreement. To the extent that BNPP PB performs any obligations under the Arranged Financing Terms, Customer agrees that BNPP PB is acting solely as agent for the Arranged Financing Entities. Customer acknowledges and agrees that BNPP PB is not assuming any principal obligations to it.

2.		Loans of Cash -

	(a)	Customer and PBI hereby agree that PBI is authorized, but in no event obligated, to extend credit in the form of cash to Customer hereunder in connection with Customer’s purchase of securities. The term “Loan” means the outstanding amount of each cash loan from PBI to Customer at any time and from time to time outstanding under the Arranged Financing Terms. PBI shall have no commitment to make, or Customer to accept, any Loan hereunder. Customer hereby agrees to repay any such Loan in accordance with the provisions of the Arranged Financing Terms.

	(b)	Interest on Loans is computed from the first to the last calendar day of each month and shall compound on a daily basis. Interest shall accrue on any Loan at an annual rate determined on the basis of the sum of a published base rate [in the U.S.], plus an additional percentage and based on a notional year appropriate to the interest rate basis (the “Interest Rate”). Customer hereby acknowledges that the Interest Rate may change without prior notice to Customer.

	(c)	Interest shall be due and payable in arrears on the first Business Day of the month following the month in which the interest accrued.

	(d)	Upon PBI’s demand at any time and for any reason whatsoever, Customer shall repay to PBI the aggregate principal amount of any Loans outstanding, together with accrued interest as follows: if the relevant demand is made on or before 11:00 a.m. New York time on any Business Day, Customer shall meet such demand by the close of business on that Business Day; if the relevant demand is made after 11:00 a.m. New York time on any Business Day, Customer shall meet such demand by the close of business on the following Business Day. Interest shall accrue on any amounts (including unpaid interest) not paid by the close of business on the relevant Business Day at the Interest Rate plus 2% per annum.

	(e)	If the relevant Arranged Financing Entity is required by any court or otherwise to return to Customer (or any representative thereof) any amount relating to the Loans or any other obligations of Customer hereunder (the “Secured Lending Obligations”), then Customer’s obligations hereunder in respect of the pertinent Secured Lending Obligations, to the extent theretofore discharged, shall be reinstated.

	(f)	Customer will transfer in respect of the Loans, pursuant to the Arranged Financing Terms, securities, cash and other investment property and assets of such types, in such amounts and at such times as the Arranged Financing Entities shall from time to time request.

	(g)	Notwithstanding the foregoing, the parties agree that any of the BNPP Entities may act as agent in accordance with any Loan entered into hereunder. The BNPP Entities and any subagent that they may appoint shall have no responsibility or liability to Customer or PBI or BNPP NY with respect to the performance of either such party under the Arranged Financing Terms, and the BNPP Entities and any subagent that they may appoint shall not be deemed to endorse or guarantee any transaction effected hereunder.

3.		Loans of Securities -

	(a)	Customer and the Arranged Financing Entities hereby agree that the Arranged Financing Entities are authorized, but in no event obligated, to lend securities to Customer pursuant to the terms of the PBI MSLA.

4.		Representations and Warranties of Customer – Qualified Investor – Customer (and, if a person or entity is signing this Agreement on behalf of Customer, such person or entity) hereby represents and warrants as of the date hereof, which representations and warranties will be deemed repeated on each date on which this Agreement is in effect, that Customer is a “qualified investor” as defined in Section 3(a)(54) of the Securities Exchange Act of 1934, as amended.